Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-128632 and 333-128630 on Form S-8 of our report dated March 8, 2010, relating to the consolidated financial statements of TRX, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of TRX, Inc. and subsidiaries for the year ended December 31, 2009.

/s/    Deloitte & Touche LLP

March 8, 2010

Atlanta, Georgia